EXHIBIT 99.1
Compensation Committee Charter

The Board of Directors (“Board”) of Applied Energetics, Inc. (“Company” or “Applied Energetics”) is committed to establishing and maintaining executive compensation practices designed to enhance the profitability of the Company and enhance long-term shareholder value.  Toward these aims, the Board of Directors has established a Compensation Committee.  This Committee reports to the Board on executive compensation matters.

Membership

The Committee is comprised of no less than two independent members of the Board. Director independence is, at a minimum, consistent with applicable rules for NASDAQ-traded issuers, Rule 16b-3 of the Securities Exchange Act of 1934, and Section 162(m) of the Internal Revenue Code.  Specific director independence guidelines are specified in the Company’s “Corporate Governance Principles.”  The Committee also maintains a chair.  The chair is an independent member of the Board.  The Committee chair and members serve for one year renewable terms.

Responsibilities

The Committee’s responsibilities include the following:

•	Approve the Compensation philosophy of the Company.
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Formulate, evaluate, and approve compensation for the Company’s officers, as defined in Section 16 of the Securities and Exchange Act of 1934 and rules and regulations promulgated therein.  Compensation policies are intended to reward executives for their contributions to the Company’s growth and profitability, recognize individual initiative, leadership, achievement, and other valuable contributions to the Company.  An additional goal is to provide competitive compensation that attracts and retains qualified and talented executives.  Compensation programs and policies are reviewed and approved annually. Included in this process is establishing the goals and objectives by which executive compensation is determined.  Executive officers’ performance is evaluated in light of these performance goals and objectives.  The Committee may consult the Chief Executive Officer on the performance of other Company executives.

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Formulate, approve, and administer cash incentives and deferred compensation plans for executives.  Cash incentive plans are based on specific performance objectives defined in advance of approving and administering the plan.

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Oversee and approve all compensation programs involving the issuance of the Company’s stock and other equity securities of the Company.  Stock options and other equity based awards will be granted in accordance with applicable rules for NASDAQ-traded issuers.  Any material modifications to existing stock option plans and stock incentive plans are also made consistent with applicable rules for NASDAQ-traded issuers.

•	Review executive supplementary benefits, as well as the Company’s retirement, benefit, and special compensation programs involving significant cost to the Company, as necessary and appropriate.
•	Review compensation for terminated executives.
•	Oversee funding for all executive compensation programs.
•	Review compensation practices and trends of other companies to assess the adequacy of the Company’s executive compensation programs and policies.
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Secure the services of external compensation consultants or other experts, as necessary and appropriate. These services will be paid from the Company provided Board of Directors budget.  This system is designed to ensure the independence of such external advisors.

•	Approve employment contracts, severance agreements, change in control provisions, and other compensatory arrangements with Company executives.0
•	Prepare and provide (over the names of the members of the Committee) the required Committee report for the Company’s annual report or proxy statement for the annual meeting of stockholders.
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Review and discuss with the Company’s management the Compensation Discussion and Analysis (“CD&A”) required by the Securities and Exchange Commission Regulation S-K, Item 402. Based on such review and discussion, determine whether to recommend to the Board of Directors that the CD&A be included in the Company’s annual report or proxy statement for the annual meeting of stockholders.